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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549-1004



                                   FORM 8-K



                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934




Date of Report (Date of earliest event reported) May 27, 1998




                            COMMONWEALTH ENERGY SYSTEM
      (Exact name of registrant as specified in its Declaration of Trust)



                                     1-7316
                           (Commission File Number)



        Massachusetts                                   04-1662010
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                     Identification No.)



One Main Street, Cambridge, Massachusetts               02142-9150
(Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code    (617) 225-4000



                              (Not Applicable)
(Former name, address and fiscal year, if changed since last report)
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                          COMMONWEALTH ENERGY SYSTEM

Item 5.  Other Events

    On May 27, 1998, Commonwealth Energy System announced that three of its subsidiary companies (Commonwealth Electric Company, Cambridge Electric Light Company and Canal Electric Company) have selected Southern Energy Inc., a subsidiary of Southern Company, to buy their non-nuclear electric generation assets for approximately $462 million. These facilities represent 984 megawatts (mw) of electric capacity and have an approximate book value of $79 million. This event is an integral part of the system's comprehensive electric restructuring plan that was substantially approved by the Massachusetts Department of Telecommunications and Energy (the DTE) in February 1998 and is consistent with the Electric Industry Restructuring Act (the Act) that was passed by the Massachusetts legislature in November 1997. The successful completion of this transaction will allow the retail electric companies to mitigate transition costs currently being billed to customers as a result of the Act, thereby permitting Cambridge Electric and Commonwealth Electric to increase the discount beyond the 10 percent that their customers began receiving effective March 1, 1998, toward a state-mandated 15 percent discount that is required to take effect on September 1, 1999.

    The plants being sold include: Canal Unit 1 (566 mw) and a one-half interest in Canal Unit 2 (282.5 mw) located in Sandwich, MA and owned by Canal Electric; the Kendall Station facility (67 mw) and the adjacent Kendall Jets (46 mw), located in Cambridge, MA and owned by Cambridge Electric; five diesel generators (13.8 mw) in Oak Bluffs and West Tisbury on the island of Martha's Vineyard that are owned by Commonwealth Electric, and a 1.4 percent joint-ownership interest (8.9 mw) in Wyman Unit No. 4 located in Yarmouth, ME, also owned by Commonwealth Electric.

    The sale is expected to close by year-end 1998 following the required approvals of the Federal Energy Regulatory Commission and the DTE.
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                          COMMONWEALTH ENERGY SYSTEM

                                   SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            COMMONWEALTH ENERGY SYSTEM
                                                  (Registrant)





                                            JAMES D. RAPPOLI
                                            James D. Rappoli,
                                            Financial Vice President
                                              and Treasurer




Date:  June 5, 1998